Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form F-3 (No. 333-262441 and No. 333-261881) of Guardforce AI Co., Limited, and inclusion in this Annual Report on Form 20-F of our report dated March 31, 2022 with respect to our audit of the consolidated financial statements of Guardforce AI Limited and subsidiaries as of and for the year ended December 31, 2021.

We also consent to the reference of PKF Littlejohn LLP as an independent registered public accounting firm under the heading ‘Experts’ in such Registration Statement on Form F-3.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

March 31, 2022